EXHIBIT 3.11

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  SIMTROL, INC.

           Pursuant to Sections 103 and 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law"), the undersigned, being the duly elected President of Simtrol, Inc., a corporation organized and existing under and by virtue of the General Corporation Law (the "Company"), for purposes of amending the Certificate of Incorporation of the Company, does hereby execute, acknowledge and file the following:

                                       I.

           That, effective as of 12:01 a.m. Eastern Time on May 7, 2004, without changing the authorized capital stock of the Company, each one share of the Company's common stock, $.001 par value per share, issued and outstanding on the effective date of this Amendment shall be automatically changed without further action into one-tenth (1/10) of a fully paid and nonassessable share of the Company's common stock, provided that no fractional shares shall be issued pursuant to such change. Fractional share interests shall be adjusted either upward or downward to the nearest whole share, but in no event shall any stockholder receive less than one whole share. No cash shall be paid for fractional shares.

                                       II.

           That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

           IN WITNESS WHEREOF, the undersigned, being the duly elected President of the Corporation, has caused this Certificate of Amendment to be signed this 4th day of May, 2004.

                                           SIMTROL, INC.

                                           By: /s/ Richard W. Egan
                                           ----------------------------
                                           Richard W. Egan, President


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